                                                                    EXHIBIT 99.1

TECUMSEH PRODUCTS COMPANY REPORTS FIRST QUARTER 2006 RESULTS

Tecumseh, Michigan, May 4, 2006 . . . . Tecumseh Products Company (NASDAQ-TECUA,
TECUB) announced today its 2006 first quarter consolidated results as summarized in the following Consolidated Condensed Statements of Operations.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                                                     Three Months Ended
(Dollars in millions, except per share amounts)                                                          March 31,
                                                                                                  ------------------------
                                                                                                   2006             2005
                                                                                                  ------------------------
NET SALES                                                                                         $446.1           $440.2
  Cost of sales and operating expenses                                                             411.6            412.7
  Selling and administrative expenses                                                               45.2             43.4
  Impairments, restructuring charges, and other items                                                0.6              0.1
                                                                                                  ------           ------
OPERATING LOSS                                                                                     (11.3)           (16.0)
  Interest expense                                                                                  (8.4)            (6.3)
  Interest income and other, net                                                                     5.0              3.3
                                                                                                  ------           ------
LOSS FROM CONTINUING OPERATIONS BEFORE TAXES                                                       (14.7)           (19.0)
  Tax benefit                                                                                       (5.6)            (6.5)
                                                                                                  ------           ------
  Loss from continuing operations                                                                   (9.1)           (12.5)
  Income (Loss) from discontinued operations, net of tax                                            (0.5)             0.1
                                                                                                  ------           ------
NET LOSS                                                                                           ($9.6)          ($12.4)
                                                                                                  ------           ------
Basic and diluted income (loss) per share:
  Continuing operations                                                                           ($0.49)          ($0.68)
  Discontinued operations                                                                         ($0.03)           $0.01
NET LOSS                                                                                          ($0.52)          ($0.67)
                                                                                                  ------           ------
WEIGHTED AVERAGE SHARES (in thousands of shares)                                                  18,480           18,480
                                                                                                  ======           ======

      Consolidated net loss from continuing operations for the first quarter of 2006 was $9.1 million or $0.49 per share compared to a loss of $12.5 million or $0.68 per share in the first quarter of 2005. The improvement reflected a 29% reduction in operating losses before interest and taxes due to improvements in the Electrical Components and Engine & Power Train businesses offset slightly by a decline in the Compressor business. Loss from continuing operations before taxes improved by $4.3 million or 23%. The improvement reflected the net 29% reduction in operating loss and a $3.6 million gain on the sale of the Company's 7% interest in Kulthorn Kirby Public Limited, partially offset by higher net interest expense. The increase in interest expense reflected the higher average interest rates associated with the Company's current borrowing arrangements. The gain on the sale of Kulthorn Kirby stock is included in the interest income and other, net line item. The sale of the stock was completed in conjunction with the end of a licensing arrangement between the Company's Compressor business and Kulthorn Kirby, a manufacturer of compressors based in Thailand.

      In determining loss from continuing operations, the Company recognized a tax benefit of $5.6 million. The benefit resulted from U.S. accounting rules that specify allocation methods, which are applied by tax jurisdiction, between items recognized in the Statement of Operations versus the other comprehensive income portion of stockholders' equity. In the first quarter, the Company had other comprehensive income for which tax expense was reflected directly in equity. A related tax benefit was reflected in loss from continuing operations resulting from the reversal of deferred tax valuation


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
allowances due to the associated deferred tax liability for tax expense recognized in other comprehensive income.

      During the first quarter of 2006, the Company approved a plan to sell 100% of its ownership in Little Giant Pump Company to Franklin Electric Company, Inc. The sale was completed April 21, 2006. Based upon the approval of such plan, the operating results of Little Giant Pump Company for 2006 and the comparable prior year periods have been reclassified from continuing operations to income from discontinued operations. Under accounting rules, the Company has also allocated the portion of its interest expense associated with this operation to the discontinued operations line item. Proceeds from the sale were approximately $121 million at closing and are subject to post-closing adjustments. The Company expects to recognize a gain on the sale of approximately $67 million to $72 million in its second quarter financial results. In addition, gains associated with curtailment of employee benefits formerly provided to Little Giant employees will be reflected in future financial results. As required by the Company's lending agreements, the proceeds were utilized to repay a portion of the Company's debt.

      Consolidated net sales from continuing operations in the first quarter of 2006 increased to $446.1 million from $440.2 million in 2005. Excluding the increase in sales due to the effects of currency fluctuation of $9.1 million, 2006 first quarter sales declined by $3.2 million. While sales improved in the Compressor and Electrical Components segments, declines in sales in the Engine & Power Train segment more than offset the increases.

COMPRESSOR BUSINESS

      First quarter 2006 sales in the Compressor business increased to $251.5 million from $241.0 million in the prior year. The effects of foreign currency translation increased current quarter sales by $9.2 million. Overall, unit sales volumes were relatively consistent with the prior year with some change in product mix.

      Compressor business operating income for the first quarter of 2006 was $6.6 million compared to $8.6 million in the first quarter of 2005. The operating income decrease was attributable to an unfavorable product mix and higher material and other input costs offset by productivity improvements. Despite a Brazilian Real that was on average 16% stronger against the U.S. Dollar in the first quarter of 2006 versus 2005, hedging activities mitigated the financial impact.

ELECTRICAL COMPONENTS BUSINESS

      Electrical Components business sales were $109.1 million for the first quarter of 2006, an increase of 8.9% over sales of $100.2 million in the same quarter last year. Volume increases in residential and commercial motor markets of approximately 16%, where HVAC markets were particularly robust, more than compensated for a decrease of approximately 11% in the automotive motor market, as a result of lower build schedules and share losses by the Company's customers at their respective OEM customers.

      Electrical Components operating income for the first quarter of 2006 was $4.9 million compared to a loss of $1.1 million in the first quarter of 2005. The improvement was primarily due to higher sales volumes, improved operational efficiencies, and pricing actions taken during 2005.


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
ENGINE & POWER TRAIN BUSINESS

      Engine & Power Train business sales were $80.9 million in the first quarter of 2006 compared to $94.9 million for the same period a year ago. The decline in sales for the first quarter was due to the loss of sales into the European market from the Company's former Italian subsidiary. As previously disclosed on December 28, 2005, the Company closed the engine manufacturing operations of its wholly owned subsidiary, Tecumseh Europa S.p.A., located in Turin, Italy. The shutdown was accomplished through an Italian form of court-supervised liquidation. The effects of the liquidation were reflected in the Company's 2005 results. The Italian subsidiary was the primary, but not sole, source of engines for sales in the European market. This decline in unit volumes sold into Europe was partially offset by an increase in volumes sold into the United States that were primarily attributable to the placement of the Company's engines on additional product applications at existing customers. North American engine unit deliveries were approximately 11% greater than the prior year's first quarter.

      Engine & Power Train business operating loss for the first quarter of 2006 was $18.5 million compared to a loss of $20.9 million during the same period a year ago. Included in the 2006 loss were Alix Partners' fees of $9.0 million and a $3.5 million gain from the sale of the Douglas, Georgia engine facility. Exclusive of these two items, operating results improved by approximately 38%. The improvement reflected lower fixed costs associated with plant closures, higher productivity levels in Brazil, the non-recurrence of costs associated with a transmission recall, and higher U.S. volumes, partially offset by higher commodity and transportation costs and a less favorable value of the Brazilian Real.

LIQUIDITY AND CAPITAL RESOURCES

       For the first quarter 2006, cash used by operations amounted to $44.5 million, reflecting both an operating loss and net investments in working capital items. However, this represented an improvement of $22.9 million or 34% compared to the first quarter 2005, primarily as a result of better management of working capital over the respective quarters as sales were more in line with expectations. The cash used to fund operations and capital expenditures was provided by existing cash balances and through a refinancing of the Company's debt during the quarter.

      During the first quarter, the Senior Guaranteed Notes and Revolving Credit Facility outstanding at December 31, 2005 were replaced by a new financing package that included a $275 million First Lien Credit Agreement and a $100 million Second Lien Credit Agreement. The agreements provide for security interests in substantially all of the Company's assets and specific financial covenants related to EBITDA, capital expenditures, and fixed charge coverage. Additionally, under the terms of the agreements, no dividends can be paid prior to December 31, 2006 and minimum amounts of credit availability are required before dividends can be paid thereafter. The new arrangements bore a weighted average annual interest rate of 9.0% based upon outstanding balances at closing versus the rate of 6.6% applicable to the $250 million Senior Guaranteed Notes.

      Also, as previously noted, subsequent to March 31, 2006, proceeds from the sale of Little Giant Pump Company were used to repay portions of the new debt arrangements. Approximately, 63% of the proceeds were applied against the First Lien borrowing and 37% against the Second Lien borrowing. After giving affect to the repayments, the weighted average annual interest rate of these borrowings was 8.8%.


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
OUTLOOK

      Information in this "Outlook" section should be read in conjunction with the cautionary language and discussion of risks included below.

      The outlook for the remainder of 2006 is subject to the same variables that negatively impacted the Company throughout 2005. Commodity costs, key currency rates, weather and the overall growth rates of the respective economies around the world are all important to future performance. Overall, the Company does not expect these factors to become any more favorable during the year. In fact, certain key commodities, including copper, aluminum, and steel have risen precipitously in recent months. From January 1, 2006 through April 28, 2006, the prices of copper and aluminum have increased approximately 59% and 21%, respectively.

      The Company expects 2006 results to reflect those actions it has been taking to reduce costs and, potentially, the benefits of new product introductions, to the extent they are accepted in the market, and has not assumed any improvements from currencies or commodity costs. Given the recent escalation in commodity costs, realization of net improvement in total results, which is largely expected in the latter half of the year, will greatly depend on the Company's ability to pass on to its customers the cost of these sizeable commodity price increases, which are hedged to a lesser extent in the later months of the year.

      With respect to each of the Company's segments, results in the Compressor Group are expected to lag the results of 2005 throughout the year. The Electrical Components Group, which has demonstrated monthly year over year improvement since August of 2005, is expected to continue its improvement through 2006. The Engine and Power Train business has taken several major steps to eliminate overcapacity and costs that will benefit 2006, with the most significant improvements expected in the fourth quarter of the year.

      The Company will continue to focus its efforts on improving the profitability and competitiveness of its worldwide operations. It is possible that additional production relocation and consolidation initiatives will take place during 2006 that could have an effect on the consolidated financial position and future results of operations of the Company. In addition, the Company continues to evaluate potential acquisitions, joint ventures and dispositions that could improve the overall competitiveness and financial position of the Company and enhance its product offerings. Such transactions could also have an effect on future results of operations.


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
RESULTS BY BUSINESS SEGMENTS (UNAUDITED)

                                                                                                        Three Months Ended
    (Dollars in millions)                                                                                    March 31,
                                                                                                        -------------------
                                                                                                         2006         2005
                                                                                                        -------------------
NET SALES:
    Compressor Products                                                                                 $251.5       $241.0
    Electrical Components Products                                                                       109.1        100.2
    Engine & Power Train Products                                                                         80.9         94.9
    Other (a)                                                                                              4.6          4.1
                                                                                                        ------       ------
         Total net sales                                                                                $446.1       $440.2
                                                                                                        ======       ======
OPERATING INCOME (LOSS):
    Compressor Products                                                                                 $  6.6       $  8.6
    Electrical Components Products                                                                         4.9         (1.1)
    Engine & Power Train Products                                                                        (18.5)       (20.9)
    Other (a)                                                                                              0.3         (0.2)
    Corporate expenses                                                                                    (4.0)        (2.3)
    Impairments, restructuring charges, and other items                                                   (0.6)        (0.1)
                                                                                                        ------       ------
         Total operating loss from continuing operations                                                 (11.3)       (16.0)
Interest expense                                                                                          (8.4)        (6.3)
Interest income and other, net                                                                             5.0          3.3
                                                                                                        ------       ------
LOSS FROM CONTINUING OPERATIONS BEFORE TAXES                                                            ($14.7)      ($19.0)
                                                                                                        ======       ======

(a)  "Other" consists of non-reportable business segments.

Previously, the Company also reported a Pump Products business segment. However, as a result of the decision to sell Little Giant Pump Company, which represented approximately 90% of the previously reported segment, such operations are no longer included in loss from continuing operations before tax. As the Company's remaining pump business does not meet the definition of an operating segment as defined by SFAS No. 131, "Segment Reporting," accordingly, the Company will no longer report a Pump Products segment, and operating results of the remaining pump business are included in Other for segment reporting purposes.


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
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

                                                                                                MARCH 31,        December 31,
(Dollars in millions)                                                                             2006              2005
                                                                                                --------         --------
ASSETS
  CURRENT ASSETS:
    Cash and cash equivalents                                                                   $   82.8         $  116.6
    Accounts receivable, net                                                                       232.6            211.1
    Inventories                                                                                    348.4            346.8
    Other current assets                                                                           131.6            132.6
    Assets held for sale                                                                            48.3               --
                                                                                                --------         --------
         Total current assets                                                                      843.7            807.1
  PROPERTY, PLANT AND EQUIPMENT -- NET                                                             590.1            578.6
  GOODWILL AND OTHER INTANGIBLES                                                                   182.1            185.7
  OTHER ASSETS                                                                                     240.0            229.1
  ASSETS HELD FOR SALE                                                                              14.7               --
                                                                                                --------         --------
         TOTAL ASSETS                                                                           $1,870.6         $1,800.5
                                                                                                ========         ========

LIABILITIES AND STOCKHOLDERS' EQUITY
  CURRENT LIABILITIES:
    Accounts payable, trade                                                                     $  201.7         $  187.3
    Short-term borrowings                                                                          121.2             82.5
    Accrued liabilities                                                                            136.0            135.3
    Liabilities held for sale                                                                       15.0               --
                                                                                                --------         --------
         Total current liabilities                                                                 473.9            405.1
  LONG-TERM DEBT                                                                                   281.8            283.0
  DEFERRED INCOME TAXES                                                                             16.8             25.0
  PENSION AND POSTRETIREMENT BENEFITS                                                              226.0            226.1
  PRODUCT WARRANTY AND SELF-INSURED RISKS                                                           12.6             14.5
  OTHER NON-CURRENT LIABILITIES                                                                     36.3             32.4
                                                                                                --------         --------
         Total liabilities                                                                       1,047.4            986.1
  STOCKHOLDERS' EQUITY                                                                             823.2            814.4
                                                                                                --------         --------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                             $1,870.6         $1,800.5
                                                                                                ========         ========

CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)

                                                                                                         Three Months Ended
  (Dollars in millions)                                                                                       March 31,
                                                                                                         -------------------
                                                                                                          2006        2005
                                                                                                         ------     --------
TOTAL STOCKHOLDERS' EQUITY
  BEGINNING BALANCE                                                                                      $814.4     $1,018.3
Comprehensive income (loss):
  Net loss                                                                                                 (9.6)       (12.4)
  Other comprehensive income                                                                               18.4          1.2
                                                                                                         ------     --------
Total comprehensive income (loss)                                                                           8.8        (11.2)
Cash dividends declared                                                                                      --         (5.9)
                                                                                                         ------     --------
TOTAL STOCKHOLDERS' EQUITY
  ENDING BALANCE                                                                                         $823.2     $1,001.2
                                                                                                         ======     ========


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
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                                                    Three Months Ended
(Dollars in millions)                                                                                    March 31,
                                                                                                  -----------------------
                                                                                                   2006             2005
                                                                                                  ------           ------
CASH FLOWS FROM OPERATING ACTIVITIES:

           Cash used by operating activities                                                      ($44.5)          ($67.4)
                                                                                                  ------           ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of assets                                                                       9.0               --
  Capital expenditures                                                                             (20.0)           (28.7)
  Business acquisition                                                                              (2.0)              --
                                                                                                  ------           ------
           Cash used in investing activities                                                       (13.0)           (28.7)
                                                                                                  ------           ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                                                                      --             (5.9)
  Repayment of Senior Guaranteed Notes                                                            (250.0)           (50.0)
  Repayment of Industrial Development Revenue Bonds                                                (10.5)              --
  Proceeds from First Lien Credit Agreement                                                        168.3               --
  Proceeds from Second Lien Credit Agreement                                                       100.0               --
  Other proceeds, net                                                                               16.2              8.5
                                                                                                  ------           ------
           Cash provided by (used in) financing activities                                          24.0            (47.4)
                                                                                                  ------           ------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                                             (0.3)             1.1
                                                                                                  ------           ------
DECREASE IN CASH AND CASH EQUIVALENTS                                                              (33.8)          (142.4)
CASH AND CASH EQUIVALENTS:
  Beginning of period                                                                              116.6            227.9
                                                                                                  ------           ------
  End of period                                                                                   $ 82.8           $ 85.5
                                                                                                  ======           ======


CAUTIONARY STATEMENT RELATING TO FORWARD-LOOKING STATEMENTS

     This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company. Forward-looking statements can be identified by the use of terms such as "expects", "should", "may", "believes", "anticipates", "will", and other future tense and forward-looking terminology.

     Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) changes in business conditions and the economy in general in both foreign and domestic markets; ii) the effect of terrorist activity and armed conflict; iii) weather conditions affecting demand for air conditioners, lawn and garden products, portable power generators and snow throwers; iv) the success of the Company's ongoing effort to bring costs in line with projected production levels and product mix; v) financial market changes, including fluctuations in interest rates and foreign currency exchange rates; vi) economic trend factors such as housing starts; vii) emerging governmental regulations;
viii) availability and cost of materials, particularly commodities, including steel, copper and aluminum, whose cost can be subject to significant variation;
ix) actions of competitors; x) the ultimate cost of resolving environmental and legal matters; xi) the Company's ability to profitably develop, manufacture and sell both new and existing products; xii) the extent of any business disruption that may result from the restructuring and realignment of the Company's manufacturing operations or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xiii) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; and xiv) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

     Tecumseh Products Company will host a conference call to report on the first quarter 2006 results on Thursday, May 4, 2006 at 11:00 a.m. ET. The call will be broadcast live over the Internet and then available for replay through the Investor Relations section of Tecumseh Products Company's website at www.tecumseh.com.

     Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Internet web site at http://www.tecumseh.com.

     Contact:  Pat Walsh
               Tecumseh Products Company
               517-423-8455


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